                               AMISTAR CORPORATION
                                AND SUBSIDIARIES




                                  Exhibit 23.1
              Independent Auditors' Consent and Report on Schedule



The Board of Directors
Amistar Corporation:


The audits referred to in our report dated February 10, 1999 included the related financial statement schedule as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, included in the Form 10-K of Amistar Corporation. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 2-94696 and 33-89554), of Amistar Corporation and subsidiaries, of our report dated February 10, 1999 relating to the consolidated balance sheets of Amistar Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which appears in the December 31, 1998, annual report on Form 10-K of Amistar Corporation. We also consent to the use of our report on the schedule incorporated herein by reference.





San Diego, California                                     \s\ KPMG LLP
February 19, 1999